                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 3,000,000 Ordinary Shares which will be represented by American Depositary Receipts pertaining to the 1994
Share Option Plan and 1995 Employee Share Purchase Plan of CBT Group PLC (the "Company") of our reports dated January 19, 1999 with respect to the consolidated financial statements and schedule of CBT Group PLC included in the Company's Annual Report, as amended, on Form 10-KA for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

-----------------
ERNST & YOUNG

Dublin, Ireland



September 9, 1999